FOR IMMEDIATE RELEASE

Aaron's, Inc. Announces Gene Lockhart to Join Board of Directors
John Schuerholz to Retire from Aaron’s Board after Eight Years of Service

ATLANTA (July 31, 2014) -- Aaron's, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of furniture, consumer electronics, home appliances and accessories, announced today that Gene Lockhart, former President and CEO of MasterCard Worldwide, will join the Aaron’s, Inc. Board of Directors effective August 1, 2014. John Schuerholz, President of the Atlanta Braves, will retire from Aaron’s Board after eight years of service.

"Gene has tremendous experience as an innovator in the financial services industries where he promoted changes that benefit consumers,” said Ray M. Robinson, Chairman of Aaron’s, Inc. Board of Directors. “We are delighted that he has agreed to join the Aaron’s board and believe his contributions as a Director will be invaluable to the Company during this transformative period. Gene was an investor and member of the Board of the recently acquired Progressive Finance, so he knows our business well. Virtual RTO is playing an increasingly large role in our industry and we look forward to being able to draw on Gene’s expertise as Aaron’s continues to lead the development of this offering to our customers.”

Lockhart formerly served as President and CEO of MasterCard Worldwide and currently serves as Special Advisor to General Atlantic, a leading global growth equity firm providing capital and strategic support for growth companies. During his tenure at MasterCard Worldwide, he led the company’s transition to become a for-profit enterprise. He also led the retail and commercial banking businesses globally as President of the Global Retail Bank at Bank of America until its sale to NationsBank. Lockhart also was the CEO of Midland Bank UK and Chairman of First Direct and Thomas Cook where he led Midland's transition to a highly profitable domestic banking business which resulted in its eventual sale to HSBC. He has been a successful private investor and advisor to several private equity firms where he focuses on high-growth financial services technology companies, traditional banks, and non-bank financial providers. Lockhart served on the board of Progressive Finance, which was acquired by Aaron’s in April 2014, and has served on many public company boards including First Republic Bank, RJR/Nabisco, Huron Consulting, Cognizant, IMS Health and RadioShack. He championed innovations in the global payments industry while serving on the boards of many payments enterprises including APACS, CHAPS, SWIFT, and Europay and also provided his expertise to several U.S. and European commissions focused on payments infrastructure and security.

Ron Allen, Aaron’s Chief Executive Officer, said, “It is a pleasure to join Ray in welcoming Gene to our board. Also, all of us at Aaron’s want to acknowledge and thank John Schuerholz for his many years of service to Aaron’s. John is a visionary and has been a key advocate as our Company undergoes a strategic transformation to respond to today’s market needs. He’s also leading change and growth for the Atlanta Braves and we’re looking forward to seeing the great future that’s in store for that iconic organization.”

Schuerholz joined Aaron’s Board of Directors in 2006 and served most recently on the Board’s Audit and Compensation Committees. He was Executive Vice President and General Manager of the Atlanta Braves professional baseball organization before becoming President in 2008. Prior to joining the Atlanta Braves in 1990, he was employed from 1968 with the Kansas City Royals professional baseball organization in various management positions until being named Executive Vice President and General Manager of that organization in 1981. Schuerholz’ 45 years of leadership and management experience include an executive position with Major League Baseball and service on numerous committees of Major League Baseball. His appointment to lead the league’s program on leadership and management demonstrates the management skills which, together with his strong community prominence, were valuable assets to Aaron’s Board of Directors.

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About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently offers its services through more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgFinance.com brands. Progressive Finance, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through over 15,000 retail locations in 46 states.

Aaron's Media Contact:
Garet Hayes
Aaron's Director of Public Relations
678-402-3863 or garet.hayes@aarons.com